Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

Kohl’s Corporation Announces Board Changes

MENOMONEE FALLS, Wis., August 10, 2016 - Kohl's Corporation (NYSE: KSS) today announced that its Board of Directors elected Adrianne Shapira as a new board member, effective immediately. She has been elected to a term expiring at Kohl’s 2017 annual shareholders meeting and will be eligible for re-election by Kohl’s shareholders at that time. She will initially serve on the Board of Directors’ Governance and Nominating Committee.

“Adrianne is a great addition to our board,” said Kevin Mansell, Kohl’s chairman, chief executive officer and president. “Her strong financial expertise as well as her broad understanding of the retail industry will be valuable assets to Kohl’s.”

Shapira was the Chief Financial Officer of David Yurman, a fine jewelry luxury brand, from October 2012 to February 2016. Prior to joining David Yurman, she had a 13-year tenure at Goldman Sachs, where she was Managing Director in Global Investment Research covering the Broadlines Retail sector and the lead equity analyst covering the discount, department store, dollar store, warehouse club, apparel manufacturer, luxury and grocery sectors. Earlier in her career, Shapira served as an equity analyst at Robertson Stephens and Neuberger & Berman. Shapira currently serves as a director of The Hain Celestial Group, Inc., a leading global organic and natural products company.

Kohl’s Corporation also announced that Dale Jones resigned as a member of the Board of Directors of the company, effective as of August 9, 2016. Jones tendered his resignation due to scheduling conflicts with his other personal and professional commitments.

“On behalf of the Board of Directors, I want to thank Dale Jones for his many contributions to Kohl’s since joining our board in 2008,” Mansell said. “We wish him well in all of his future endeavors.”

About Kohl’s
Kohl’s (NYSE: KSS) is a leading specialty department store with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised nearly $300 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit http://www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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